Exhibit 99.2
NEWS RELEASE

Company Contacts:
Investors: Frank Hopkins or Chris Paulsen
Media and Public Affairs: Susan Spratlen
(972) 444-9001
Pioneer Reports Year-End Reserves and Finding Costs
Dallas, Texas, February 8, 2006 — Pioneer Natural Resources Company (NYSE:PXD) today announced that as of December 31, 2005, its total proved oil and gas reserves were 987 million barrels oil equivalent, or 5.9 trillion cubic feet (Tcf) natural gas equivalent, including 429 million barrels of crude oil and natural gas liquids and 3.3 Tcf of natural gas. Proved developed reserves account for approximately 62% of total proved reserves. The estimated present value of Pioneer’s proved reserves, utilizing a 10% discount rate, was $10.3 billion. The year-end NYMEX equivalent prices utilized to determine proved reserves were $61.04 per barrel of oil and $10.08 per thousand cubic feet of gas.
Costs incurred during 2005 totaled $1.3 billion, including $991 million for development and exploration activities, $270 million for acquisitions and $19 million for asset retirement obligations. Of Pioneer’s 2005 development and exploration cost incurred, 63% was invested in development costs, 25% was invested in exploration and extension drilling, and 12% was invested in non-drilling related categories including seismic and other geologic and geophysical activities. Costs incurred on acquisitions included $170 million for proved reserves and $99 million for unproved properties. The majority of the unproved property expenditures were focused on adding significant new acreage in onshore U.S. resource plays.
Pioneer added 80 million barrels oil equivalent (MMBOE) of proved reserves during 2005, replacing 118% of production at a finding and development cost of $15.98 per barrel oil equivalent (BOE). Pioneer acquired 80 MMBOE of proved reserves, predominantly in the Spraberry field in West Texas, and added 47 MMBOE of proved reserves from discoveries and field extensions. Proved reserves added from discoveries and field extensions are primarily attributable to 2005 drilling in the Raton field in the U.S., the Horseshoe Canyon and Chinchaga fields in Canada and the Neuquen Basin in Argentina and the approval to begin the development of gas reserves off the south coast of South Africa.
During 2005, Pioneer also produced 68 MMBOE, sold 48 MMBOE and had downward revisions to prior reserve estimates of 47 MMBOE. Argentine proved reserves were revised downward by 21 MMBOE primarily reflecting the results of wells drilled to develop the Company’s deep gas reserves in the Neuquen Basin which indicated that the gas reservoirs are more complex and compartmentalized than expected. U.S. revisions were primarily in the Raton field where additional production decline history on producing wells and unexpected drilling results in certain areas of the field led to downward revisions of 23 MMBOE to proved reserves. A number of wells drilled on the northern rim of the field during the second half of 2005 encountered less coal bed methane reservoir than expected due to non-productive volcanic intrusions into the coal interval.

On January 17th, Pioneer announced that it had entered into a purchase and sale agreement for the sale of its operations in Argentina. Excluding Argentine operations, Pioneer added 93 MMBOE of proved reserves with costs incurred of $1.15 billion during 2005, replacing 167% of production at a finding and development cost of $12.32 per BOE.
Netherland, Sewell and Associates, Inc. (NSA), a top oil and gas reserve engineering firm, audited the proved reserves of significant fields. Excluding the Argentina and Gulf of Mexico fields targeted for divestiture, NSA audited approximately 92% of the present value and approximately 93% of the quantity of Pioneer’s proved reserves at year-end 2005. NSA also audited the year-end proved reserves of Pioneer’s significant fields for 2003 and 2004.
Year-end proved reserves and costs incurred are detailed in the attached supplemental schedule.
For the three years ending in 2005, Pioneer’s finding and development cost averaged $10.62 per BOE. Over the three-year period, Pioneer added 492 MMBOE for total costs incurred of $5.2 billion. Three-year average reserve replacement was 255%. For the five years ending in 2005, Pioneer’s finding and development cost averaged $9.55 per BOE. Over the five-year period, Pioneer added 685 MMBOE for total costs incurred of $6.5 billion. Five-year average reserve replacement was 248%.
Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer’s website at www.pxd.com.
Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, Pioneer’s ability to implement its business plans (including the targeted divestiture of its Argentine and Deepwater Gulf of Mexico operations), uncertainties about estimates of reserves and quality of technical data. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Year Ended December 31, 2005

	United
	States	Argentina	Canada	Africa	Total
Proved reserves:
Oil (MBbls):
Balance, January 1, 2005	215,062	24,874	1,026	8,271	249,233
Revisions of previous estimates	(821)	3,106	2,877	184	5,346
Purchases of minerals-in-place	49,741	—	—	—	49,741
Discoveries and extensions	196	1,979	505	2,043	4,723
Production	(9,936)	(2,872)	(87)	(3,674)	(16,569)
Sales of minerals-in-place	(21,729)	—	(2,270)	—	(23,999)

Balance, December 31, 2005	232,513	27,087	2,051	6,824	268,475
Natural Gas Liquids (MBbls):
Balance, January 1, 2005	148,195	8,294	3,069	—	159,558
Revisions of previous estimates	(4,650)	(1,046)	(2,443)	—	(8,139)
Purchases of minerals-in-place	16,059	—	—	—	16,059
Discoveries and extensions	29	355	147	—	531
Production	(6,375)	(666)	(224)	—	(7,265)
Sales of minerals-in-place	—	—	(177)	—	(177)

Balance, December 31, 2005	153,258	6,937	372	—	160,567
Natural Gas (MMcf):
Balance, January 1, 2005	3,000,335	560,374	119,869	—	3,680,578
Revisions of previous estimates	(141,473)	(137,640)	15,887	—	(263,226)
Purchases of minerals-in-place	83,179	—	292	—	83,471
Discoveries and extensions	103,616	31,606	55,130	60,395	250,747
Production	(197,391)	(50,017)	(15,665)	—	(263,073)
Sales of minerals-in-place	(97,410)	—	(44,999)	—	(142,409)

Balance, December 31, 2005	2,750,856	404,323	130,514	60,395	3,346,088
Equivalent Barrels (MBOE):
Balance, January 1, 2005	863,313	126,564	24,073	8,271	1,022,221
Revisions of previous estimates	(29,049)	(20,881)	3,082	184	(46,664)
Purchases of minerals-in-place	79,663	—	49	—	79,712
Discoveries and extensions	17,494	7,602	9,840	12,109	47,045
Production (a)	(49,210)	(11,874)	(2,922)	(3,674)	(67,680)
Sales of minerals-in-place	(37,964)	—	(9,947)	—	(47,911)

Balance, December 31, 2005	844,247	101,411	24,175	16,890	986,723

Costs incurred for oil and gas producing activities ($000):

Property acquisition costs:
Proved	$167,814	$—	$2,593	$—	$170,407
Unproved	60,561	512	7,344	30,923	99,340

	228,375	512	9,937	30,923	269,747
Exploration costs	217,723	36,878	43,437	63,605	361,643
Development costs	448,383	85,786	77,962	16,777	628,908

	894,481	123,176	131,336	111,305	1,260,298

Asset retirement obligations	8,909	6,464	(98)	3,963	19,238

Total costs incurred	$903,390	$129,640	$131,238	$115,268	$1,279,536

Reserve replacement percentage (b)	138%	NM	444%	335%	118%

Finding and development costs per BOE of proved reserves added (c)	$13.26	$—	$10.12	$9.38	$15.98

(a)	Production includes 1,188 MBOE related to discontinued operations and 2,409 MBOE related to field fuel.

(b)	The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a BOE basis.

(c)	Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

NM = Not meaningful.